Exhibit 99.1

Vislink Technologies Announces Pricing of $12,000,000 Public Offering

HACKETTSTOWN, NJ, July 11, 2019 — Vislink Technologies, Inc. (“Vislink”) (NASDAQ: VISL) today announced the pricing of an underwritten public offering of (i) 1,550,000 shares of common stock together with common stock warrants (the “common warrants”) to purchase 1,550,000 shares of common stock and (ii) 4,450,000 pre-funded warrants, with each pre-funded warrant exercisable for one share of common stock, together with common warrants to purchase 4,450,000 shares of common stock. The shares of common stock (or pre-funded warrants, as applicable) and accompanying common warrants are being sold together at a combined public offering price of $2.00 per share. The common warrants will have an exercise price of $5.00 per share, will be immediately exercisable and will expire five years from the date of issuance. The common warrants also provide that if during the period of time between the date that is the earlier of (i) 20 days after issuance and (ii) if the Common Stock trades an aggregate of more than 20,000,000 shares after the pricing of this offering, and ending 15 months after issuance, the weighted-average price of common stock immediately prior to the exercise date is lower than the then-applicable exercise price per share, each warrant may be exercised, at the option of the holder, on a cashless basis for one share of common stock. Vislink has granted the underwriters an option to purchase up to an additional 900,000 shares of common stock and/or 900,000 common warrants to cover over-allotments, if any.

The gross offering proceeds to Vislink from the offering, before deducting the underwriting discounts and commissions and other estimated offering expenses, and excluding the exercise of any warrants, are expected to be approximately $12 million. The offering is expected to close on or about July 15, 2019, subject to customary closing conditions.

A.G.P./Alliance Global Partners is acting as sole book-running manager for the offering.

A registration statement on Form S-1 relating to the offering was filed with the Securities and Exchange Commission (“SEC”) on July 1, 2019, and was amended on July 10, 2019 and July 11, 2019 and declared effective on July 11, 2019. The offering is being made only by means of a prospectus. Vislink’s SEC filings are available to the public from the SEC’s website at www.sec.gov. Electronic copies of the final prospectus relating to the offering may also be obtained, when available, by contacting A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, NY 10022 or via telephone at 212-624-2060 or email: prospectus@allianceg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Vislink Technologies, Inc.

Vislink Technologies is a global leader in the development and distribution of advanced communication solutions. Driven by technical excellence that has led the industry for over 50 years, our innovative products and turnkey solutions provide reliable connectivity in the toughest environments across the global live production, military and government sectors. Our solutions include high-definition communication links that reliably capture, transmit and manage live event footage, as well as secure video systems that support mission-critical applications. The company’s shares are publicly traded on the NASDAQ exchange under the ticker symbol VISL. For more information, please visit www.vislink.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to Vislink’s current expectations, plans and prospects. These forward-looking statements include, without limitation, references to Vislink’s expectations regarding the closing of the public offering. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict, including market conditions, the satisfaction of customary closing conditions related to the proposed offering, and the other factors described in Vislink’s filings with the SEC.

Other risks and uncertainties of which Vislink is not currently aware may also affect Vislink’s forward-looking statements. The forward-looking statements herein are made only as of the date hereof. Vislink undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

FOR MORE INFORMATION:

Vislink Technologies:

Daniel Carpini

941-953-9035

daniel.carpini@vislink.com

Investor Relations:

John Marco/CORE IR

516-222-2560

johnm@coreir.com